Exhibit 3.253

AGREEMENT OF LIMITED PARTNERSHIP

OF

LONE STAR HMA, L.P.

A Delaware Limited Partnership

This Agreement of Limited Partnership is entered into and shall be effective as of the 1st day of May, 2002 pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, by and among MESQUITE HMA GENERAL, LLC, a Delaware limited liability company (“Mesquite General”), as the General Partner (the “General Partner”), and MESQUITE HMA LIMITED, LLC, a Delaware limited liability company (“Mesquite Limited”), and MANORCARE OF HINSDALE, INC., an Illinois corporation (“MHI”), as the Limited Partners (Mesquite Limited and MHI are hereinafter referred to individually as a “Limited Partner” and collectively as the “Limited Partners”) and, for purposes of Article 14 hereof only, HEALTH MANAGEMENT ASSOCIATES, INC, a Delaware corporation (“HMA”) and MANOR CARE, INC., a Delaware corporation (“MCI”).

WHEREAS, the Partnership was formed on February 22, 2002, when the General Partner caused a certificate of limited partnership to be filed in the office of the Secretary of State of Delaware in accordance with the provisions of the Act; and

WHEREAS, upon formation of the Partnership, Mesquite General and Mesquite Limited made the initial Capital Contributions and received the Percentage Interests set forth in Article 2 of this Agreement; and

WHEREAS, on the date hereof, Mesquite Limited has transferred a twenty percent (20%) Interest to MHI as a Limited Partner; and

WHEREAS, the Mesquite General, Mesquite Limited and MHI, desire to enter into this agreement to govern the affairs of the Partnership and its business under the Act;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

THE PARTNERSHIP

Section 1.1 Formation. The Partners hereby acknowledge that the Partnership was formed as a limited partnership pursuant to the provisions of the Act on February 22, 2002. Simultaneous with the formation of the Partnership, Mesquite HMA General, LLC was admitted as the General Partner and Mesquite HMA Limited, LLC was admitted as a Limited Partner.

Section 1.2 Name. The name of the Partnership is Lone Star HMA, L.P., a Delaware limited partnership, and all business of the Partnership shall be conducted in such name or, in the discretion of the General Partner, under any other name, provided that the name of the Partnership and the name in which its business is conducted shall not include the name of any

Partner or any Affiliate of any Partner or any trade name associated with the business of any Partner or any Affiliate of any Partner without the consent of that Partner or Affiliate, and provided further that the General Partner may change the name of the Partnership upon ten (10) days written notice to the Limited Partners.

Section 1.3 Purpose/Powers. The purpose of the Partnership is to engage in any lawful business permitted under the Act. The Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of the Partnership and shall have without limitation, any and all powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement or the Act.

Section 1.4 Principal Place of Business. The principal place of business of the Partnership shall be at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. The General Partner may change the principal place of business of the Partnership to any other place within or without the State of Delaware upon ten (10) days written notice to the Limited Partners. The registered office of the Partnership in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801.

Section 1.5 Term. The term of the Partnership commenced on the date the certificate of limited partnership described in Section 17-201 of the Act (the “Certificate”) was filed in the office of the Secretary of State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Article 11.

Section 1.6 Filings; Agent for Service of Process.

(a) The General Partner caused the Certificate to be filed in the office of the Secretary of State of Delaware in accordance with the provisions of the Act. Subject to Section 5.3 of this Agreement: (i) the General Partner shall take any and all other actions, including without limitation the filing of amendments to the Certificate or new certificates, necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Delaware or any other states or jurisdictions in which the Partnership is engaged in business; or (ii) the General Partner shall cause amendments to the Certificate to be filed whenever required by the Act.

(b) The registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company or any successor as appointed by the General Partner in accordance with the Act.

(c) Upon the dissolution and completion of the winding up and liquidation of the Partnership, the General Partner (or, in the event there is no remaining General Partner, any Person elected pursuant to Section 11.8) shall promptly execute and cause to be filed certificates of cancellation in accordance with the Act and the laws of any other states or jurisdictions in which the General Partner deems such filing necessary or advisable.

Section 1.7 Title to Partnership Property. All Partnership Property shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such Partnership Property in its individual name or right, and each Partner’s interest in the Partnership shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.

Section 1.8 Payments of Individual Obligations. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be Transferred or encumbered for or in payment of any individual obligation of any Partner.

Section 1.9 Definitions. In addition to the other definitions contained in the preamble of this Agreement or defined elsewhere in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:

(a) “Act” means the Delaware Revised Uniform Limited Partnership Act, as set forth in 6 Delaware Code, Chapter 17, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

(b) “Additional Capital Contributions” means, with respect to each Partner, the Capital Contributions made by such Partner pursuant to Section 2.3, reduced by the amount of any liabilities of such Partner assumed by the Partnership in connection with such Capital Contribution or which are secured by any property contributed by such Partner as a part of such Capital Contribution. In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the transferred Interest.

(c) “Adjusted Capital Account Deficit” means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Section 1.704-2(g)(l) and Section 1.704-2(i)(5) of the Regulations; and

(ii) Debit to such Capital Account the items described in Section 1.704-l(b)(2)(ii)(d)(4), Section 1.704-l(b)(2)(ii)(d)(5) and Section 1.704-l(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d) “Affiliate” means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(e) “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time. All references in this Agreement to “Section” or “Sections” are to a section or sections of this Agreement unless otherwise specified.

(f) “Allocation Year” means (i) the period commencing on the Effective Date and ending on September 30, 2002, (ii) any subsequent period commencing on October 1 and ending on the following September 30, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article 3.

(g) “Annual Measurement Period” shall have the meaning given it by Section 4.2(b).

(h) “Budget” means the written statement of estimated revenues, estimated expenses and estimated capital expenditures for the Partnership for any Fiscal Year, which will be presented to the Partners no later than the end of each Fiscal Year immediately preceding the Fiscal Year in question; provided, however, that no Budget will include, without the express consent of the MCI Partner, any expenditures or other obligations with respect to any action for which the consent of the MCI Partner is required under Section 5.3

(i) “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i) To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.2 or Section 3.3, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership Property distributed to such Partner.

(ii) To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.2 or Section 3.3, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(iii) In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) and the definitions of “Additional Capital Contribution,” there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributable to any Partner pursuant to Article 11 upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Section 1.704-l(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations, provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Limited Partner, such adjustment shall require the consent of such Limited Partner.

(j) “Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner (or its predecessors in Interest) with respect to the Interest held by such Partner, including any Capital Contributions made pursuant to Section 2.2 or 2.3 or in circumstances in which the Partners have memorialized that a Capital Contribution has been made. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Section 1.704-l(b)(2)(ii)(c) of the Regulations) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Section 1.704-1(b)(2)(iv)(d)(2) of the Regulations.

(k) “Cash Flows from Operations” means the net cash provided by operating activities of the Partnership, as shown on a statement of cash flows for the referenced period, prepared in accordance with GAAP; provided, however, that for purposes of this definition, “Cash Flows from Operations” will include any Free Cash Flows retained or withheld by the Partnership during the prior Fiscal Year, subject to the provisions of Section 4.l(a).

(l) “Certificate” shall have the meaning set forth in Section 1.5.

(m) “Code” means the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

(n) “Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any method selected by the General Partner and approved by a majority of the Limited Partners (excluding the General Partner and Affiliates of the General Partner).

(o) “Effective Date” means the date first written above.

(p) “Encumbrances” means liens (including liens of any mortgage or deed of trust, mechanic’s or materialmen’s liens and judgment liens), charges, encumbrances, security interests, options, judgments or any other restrictions or third party rights of any kind.

(q) “Expenses” means any and all judgments, damages or penalties with respect to, or amounts paid in settlement of, claims (including, but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, or suits; and any and all taxes (including, without limitation, taxes on any indemnification payments and including interest, additions to tax and penalties), liabilities, obligations, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses).

(r) “Free Cash Flow” means Cash Flows from Operations for the referenced period less the amount of capital expenditures during the referenced period. During the first partial Fiscal Year commencing on the date of this Agreement, “Free Cash Flow” will include any Capital Contributions made by the HMA Partners or the MCI Partner.

(s) “Fiscal Quarter” means (i) the period commencing on the Effective Date and ending on March 31, 2002, and (ii) any subsequent three (3) month period commencing on each of April 1, July 1, October 1 and January 1 and ending on the next of June 30, September 30, December 31 and March 31, provided that the last Fiscal Quarter shall end on the date on which all Partnership Property is distributed pursuant to Section 11.2 and the Certificate has been canceled pursuant to the Act.

(t) “Fiscal Year” means (i) the period commencing on the Effective Date and ending on September 30, 2002, and (ii) any subsequent period commencing on October 1 and ending on the earlier to occur of (A) the following September 30, or (B) the date on which all Partnership Property is distributed pursuant to Section 11.2 and the Certificate has been canceled pursuant to the Act.

(u) “GAAP” means, at any time, generally accepted United States accounting principles, methods and practices then set forth in the opinions and pronouncements of the

Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis.

(v) “General Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not, at any given time, ceased to be a General Partner pursuant to the terms of this Agreement.

(w) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner, provided that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 2.1 and Section 2.2 shall be as set forth in such Sections, and provided further that, if the contributing Partner is a General Partner or an Affiliate of a General Partner, the determination of the fair market value of any other contributed asset shall require the consent of a majority of the Limited Partners (excluding such General Partner and Affiliates of such General Partner);

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (A) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the adjustment of Percentage Interest pursuant to Section 2.3(c) (C) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an Interest; and (D) the liquidation of the Partnership within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations: provided, however, that adjustments pursuant to clauses (A), (B) or (C) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and provided further that if the Partner referenced in Clauses (A) or (C) of this Subsection (ii) is a General Partner or an Affiliate of a General partner, or there is an adjustment of Percentage Interests reference in clause (B) of this subsection (ii), such determination of fair market value shall require the consent of a majority of the Limited Partners (excluding the General Partner and Affiliates of such General Partner);

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner, provided that, if the distributee is a General Partner or an Affiliate of a General Partner, the determination of the fair market value of the distributed asset shall require the consent of a majority of the Limited Partners (excluding such General Partner and Affiliates of such General Partner); and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b)

or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and subparagraph (vi) of the definition of “Profits” and “Losses” in Section 1.8 or Section 3.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partner determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(x) “HMA Partner” means the General Partner, Mesquite Limited, any of their Affiliates or any Affiliate of Health Management Associates, Inc. that owns any Interest at the time in question.

(y) “Indemnitee” has the meaning set forth in Section 6.2(a).

(z) “Indemnitor” has the meaning set forth in Section 6.2(a).

(aa) “Interest” means any interest in the Partnership representing some or all of the Capital Contributions made by a Partner pursuant to Article 2, including any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

(bb) “Issuance Items” shall have the meaning set forth in Section 3.2(h).

(cc) “Limited Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a Limited Partner pursuant to the terms of this Agreement, and (ii) has not, at any given time, ceased to be a Limited Partner. “Limited Partners” means all such Persons. All references in this Agreement to a majority or a specified percentage of the Limited Partners shall mean Limited Partners holding more than fifty percent (50%) or such specified percentage, respectively, of the Interests then held by all Limited Partners.

(dd) “Liquidating Event” shall have the meaning set forth in Section 11.1.

(ee) “Liquidator” has the meaning set forth in Section 11.8.

(ff) “Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

(gg) “MCI Partner” means Manorcare of Hinsdale, Inc., Manor Care, Inc. or any Permitted Transferee that owns any Interest at the time in question.

(hh) “MCI Partner Designee” means the Person who is the “MCI Director,” as such term is defined in a certain Stockholders’ Agreement among HMA Mesquite Hospital, Inc., Health Management Associates, Inc., Manorcare Health Services, Inc. and Manor Care, Inc., of even date herewith as the same may be modified or amended from time to time, which definition is incorporated herein by reference.

(ii) “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) and Section 1.704-2(c) of the Regulations.

(jj) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(kk) “Partner Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Regulations.

(ll) “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(mm) “Partner Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(nn) “Partners” means the General Partner and all Limited Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners. All references in this Agreement to a majority or a specified percentage of the Partners shall mean Partners holding more than fifty percent (50%) or such specified percentage, respectively, of the Interests.

(oo) “Partnership” means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership pursuant to Section 11.1 in the event of dissolution as herein provided.

(pp) “Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) and Section 1.704-2(d) of the Regulations.

(qq) “Partnership Property” means all real and personal property owned by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

(rr) “Percentage Interest” means, with respect to any Partner, as of any date, the ratio (expressed as a percentage) of such Partner’s Capital Account on such date to the aggregate Capital Accounts of all Partners on such date, such Capital Accounts to be determined after giving effect to all contributions, distributions, and allocations for all periods ending on or prior to such date. The initial Percentage Interest of each Partner is set forth in Section 2.1 and Section 2.2. In the event all or any portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Percentage Interest of the transferor to the extent it relates to the transferred Interest.

(ss) “Person” means any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity.

(tt) “Profits” and “Losses” means, for each Allocation Year, an amount equal to the Partnership’s taxable income or loss for such Allocation Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”;

(vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required pursuant to Section 1.704- l(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Any items which are specially allocated pursuant to Section 3.2 or Section 3.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 3.2 and Section 3.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(uu) “Put and First Refusal Agreement” means that certain Put and First Refusal Agreement of even date herewith among the Partnership, the Partners and certain Affiliates of the Partners.

(vv) “Put Closing Date” means the date of the closing of the put purchase contemplated by Article 2 of the Put and First Refusal Agreement.

(ww) “Put Measurement Period” has the meaning given it by Section 4.2(b).

(xx) “Put Notice” has the meaning given by it by the Put and First Refusal Agreement.

(yy) “Reconstitution Period” shall have the meaning set forth in Section 11.1.

(zz) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (including corresponding provisions of succeeding regulations).

(aaa) “Regulatory Allocations” shall have the meaning set forth in Section 3.3.

(bbb) “Tax Matters Partner” shall have the meaning set forth in Section 7.3(a).

(ccc) “Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, grant of a security interest in or other Encumbrance upon, or other disposition, outright, in trust or as collateral, by operation of law or otherwise.

Section 1.10 Interpretation. Unless the context shall require otherwise:

(a) Words importing the singular number or plural number shall include the plural number and singular number respectively;

(b) Words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(c) References to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) Reference in this Agreement to “herein,” “hereby” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement as a whole; and

(e) References to “and” and “or” shall be deemed to mean “and/or.”

ARTICLE 2

PARTNER’S CAPITAL CONTRIBUTIONS

Section 2.1 General Partner. Prior to or simultaneous to the date hereof, the General Partner made the initial Capital Contribution listed below. The name, address and Percentage Interest of the General Partner’s initial Capital Contribution is as follows:

Name and Address	Original Capital Contribution	Percentage Interest
Mesquite HMA General, LLC 5811 Pelican Bay Boulevard, Suite 500 Naples, Florida 34108-2710	$800,000	1%

Section 2.2 Limited Partners

(a) Original Limited Partner. Prior to or simultaneous with the execution and delivery of this Agreement, Mesquite Limited made, as a Limited Partner, the initial Capital Contribution listed below. The name, address and initial Percentage Interest of Mesquite Limited follows:

Name and Address	Original Capital Contribution	Percentage Interest
Mesquite HMA Limited LLC 5811 Pelican Bay Boulevard, Suite 500 Naples, Florida 34108-2710	$79,200,000	99%

(b) Current Limited Partners. On the date hereof, MHI purchased a twenty percent (20%) Interest from Mesquite Limited such that the name, address and Percentage Interests of Limited Partners is as follows:

Names and Addresses	Percentage Interest
Mesquite HMA Limited LLC 5811 Pelican Bay Boulevard, Suite 500 Naples, Florida 34108-2710	79%

Manorcare of Hinsdale, Inc. 333 North Summit Street Toledo, Ohio 43604	20%

Section 2.3 Additional Capital Contributions. The Partners shall make the Additional Capital Contributions as follows:

(a) By Agreement of all Partners. Each Partner will contribute from time to time such additional money or other property as the Partners may unanimously agree.

(b) By Direction of the General Partner. In addition to any contribution contemplated by Section 2.3(a), during each Fiscal Year, the General Partner will approve and cause the Partnership to make capital expenditures (as such term is defined by GAAP and in accordance with the policies and practices of HMA). To the extent that the amount of actual capital expenditures made by the Partnership for any Fiscal Year-to-date period exceeds the amount of Cash Flows from Operations for that period, then except as otherwise provided by Section 2.3(c), each Partner will, within 30 days after notice of such approval, fund each such capital expenditure (or such portion thereof as is currently payable) by making Capital Contributions pro rata in accordance with their respective Percentage Interests.

(c) Failure of MCI Partner to Contribute. In the event that, upon the expiration of the 30-day period contemplated by Section 2.3(b) or any agreed to period under Section 2.3(a), the MCI Partner elects not to make, or fails to make, any Capital Contribution required by Section2.3(a) or (b), or it makes such Capital Contribution in an amount less than its pro rata share thereof (based on its Percentage Interest), then the HMA Partners will have the right and option to fund the balance of each such capital expenditure (or the balance of such portion thereof as is currently payable) by promptly making an additional Capital Contribution in the amount of such balance, whereupon the Partners’ respective Percentage Interests will be recalculated to reflect the additional Capital Contribution made by the HMA Partners.

Section 2.4 Other Matters with Respect to Capital Contributions.

(a) Except as otherwise provided in this Agreement or in the Act, no Partner shall demand or receive a return of its Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

(b) No Partner shall receive any interest, salary, or drawing with respect to its Capital Contributions or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as otherwise provided in this Agreement.

(c) Provided that the Limited Partners act in accordance with the terms of this Agreement, the Limited Partners shall not be liable for the debts, liabilities, contracts, or any other obligations of the Partnership. Except as otherwise provided by any other agreements among the Partners or mandatory provisions of applicable state law, a Limited Partner shall be liable only to make its Capital Contributions set forth in Section 2.2 and 2.3 and shall not be required to lend any funds to the Partnership or, after such Capital Contributions have been made, to make any additional Capital Contributions to the Partnership.

(d) No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Limited Partner.

ARTICLE 3

ALLOCATIONS

Section 3.1 Profits and Losses. After giving effect to the special allocations set forth in Section 3.2 and Section 3.3,

(a) Profits. Profits for any Allocation Year shall be allocated among the Partners as follows:

(i) First, to the General Partner to the extent of the amount equal to the remainder, if any, of (A) the cumulative Losses allocated to the General Partner pursuant to Section 3.4 for all prior Allocation Years, over (B) the cumulative Profits allocated to the General Partner pursuant to this Section 3.1(a)(i) for all prior Allocation Years;

(ii) The balance, if any, among the Partners in proportion to their Percentage Interests.

(b) Losses. Losses for any Allocation Year shall be allocated among the Partners in proportion to their Percentage Interests.

Section 3.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 3, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) and Section 1.704-2(j)(2) of the Regulations. This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation

Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and Section 1.704-2(j)(2) of the Regulations. This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704- l(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Section 3.2(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Section 1.704-2(g)(l) and Section 1.704-2(i)(5) of the Regulations, each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 3 have been made as if Section 3.2(c) and this Section 3.2(d) were not in the Agreement.

(e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(l) of the Regulations.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated among the Partners in proportion to their Percentage Interests.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Section 1.704-l(b)(2)(iv)(m)(2) of the Regulations applies, or to the Partner to whom such distribution was made in the event Section 1.704-l(b)(2)(iv)(m)(4) of the Regulations applies.

(h) Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an Interest by the Partnership to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

Section 3.3 Curative Allocations. The allocations set forth in Section 3.2(a) through Section 3.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 3.3. Therefore, notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 3.1 and Section 3.2(h). In exercising its discretion under this Section 3.3, the General Partner shall take into account future Regulatory Allocations under Section 3.2(a) and Section 3.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 3.2(e) and Section 3.2(f).

Section 3.4 Loss Limitation. Losses allocated pursuant to Section 3.l(b) hereof shall not exceed the maximum amount of losses that can be allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All Losses in excess of the limitations set forth in this Section 3.4 shall be allocated to the General Partner.

Section 3.5 Other Allocation Rules.

(a) Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Partners pursuant to this Article 3 as of the last day of each Allocation Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Partnership Property are adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section 1.9.

(b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

(c) The Partners are aware of the income tax consequences of the allocations made by this Article 3 and hereby agree to be bound by the provisions of this Article 3 in reporting their shares of Partnership income and loss for income tax purposes, except to the extent otherwise required by law.

(d) Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Section 1.752-3(a)(3) of the Regulations, the Partners’ interests in Partnership profits are in proportion to their Percentage Interests.

(e) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Limited Partner.

Section 3.6 Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of “Gross Asset Value” in Section 1.9). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.9, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Partnership shall elect to apply the traditional allocation method permitted by the Regulations under Section 704(c) of the Code. Allocations pursuant to this Section 3.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any other provision of this Agreement. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the Allocation Year.

ARTICLE 4

DISTRIBUTIONS

Section 4.1 Distributions.

(a) No later than the end of the first Fiscal Quarter of each Fiscal Year of the Partnership, the General Partner will: (i) prepare in accordance with GAAP a statement of cash flows for the immediately preceding Fiscal Year; and (ii) subject to Section 17-607 of the Act, cause the Partnership to pay cash distributions, in the aggregate amount of the Free Cash Flow, to the Partners, pro rata in accordance with their respective Percentage Interests; provided, however, that the General Partner will cause the Partnership to retain or withhold such cash as is necessary to fund any capital expenditures included in the Budget for the next succeeding Fiscal Year.

(b) Within 30 days following the Put Closing Date, the General Partner will: (i) prepare in accordance with GAAP a statement of cash flows for the Fiscal Year-to-date period through the most recently completed month-end preceding the date of the Put Notice (the “Put Measurement Period”); and (ii) subject to Section 17-607 of the Act, cause the Partnership to pay final cash distributions, to the Partners pro rata in accordance with their respective Percentage Interests, in the aggregate amount of Free Cash Flow for the Put Measurement Period. In no event will the MCI Partners receive any payment pursuant to this Section 4.1(b) which reflects a distribution already paid pursuant to Section 4.1(a).

Section 4.2 Interest Income.

(a) No later than the end of the first Fiscal Quarter of each Fiscal Year of the Partnership, the General Partner or its Affiliates will pay to the Partnership the interest income earned by HMA on the Partnership’s Free Cash Flow for the immediately preceding Fiscal Year (the “Annual Measurement Period”). Such payment will be in an amount equal to the product of:

(i)	Free Cash Flow for the Annual Measurement Period, divided by 2 multiplied by:

(ii)	the average 30-day LIBOR for the Annual Measurement Period.

(b) Within 30 days following the Put Closing Date, the General Partner will pay to the MCI Partner its pro rata share (based on the Percentage Interest of the MCI Partner) of the interest income earned by HMA on the Partnership’s Free Cash Flow for the Put Measurement Period. Such payment will be in the amount that results from application of the formula provided by Section 4.2(a), except that in such formula, the term “Put Measurement Period” will be substituted for the term “Annual Measurement Period”. In no event will the MCI Partner receive any payment pursuant to this Section 4.2(b) which reflects interest income already paid pursuant to Section 4.2(a).

Section 4.3Amounts Withheld. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Partners with respect to which such amount was withheld. All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution, or allocation to the Partnership or the Partners and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Partner or any Person owning an interest, directly or indirectly, in such Partner shall be treated as amounts distributed to the Partner with respect to which such amount was withheld pursuant to this Article 4 for all purposes under this Agreement.

ARTICLE 5

MANAGEMENT;

POWER AND ROLE OF GENERAL PARTNER AND LIMITED PARTNERS

Section 5.1 Authority of the General Partner. Subject to the limitations and restrictions set forth in this Agreement including, without limitation, those set forth in this, Article 5 the General Partner shall direct the business and affairs of the Partnership and in so doing shall manage, control and have all of the rights and powers which may be possessed by a general partner under the Act. The General Partner shall have the power to bind the Partnership and enter into obligations on behalf of the Partnership consistent with this Agreement and the Act.

Section 5.2 Right to Rely on the General Partner. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to: (i) the identity of the General Partner or any Limited Partner; (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership; (iii) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or (iv) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

Section 5.3 Restrictions on Authority of the General Partner. The Partnership shall not and the General Partner shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the consent of the MCI Partner:

(a) the amendment of the Partnership’s certificate of limited partnership or this Agreement;

(b) the merger or consolidation of the Partnership with or into any other Person;

(c) the dissolution or voluntary reorganization, liquidation or declaration of bankruptcy or insolvency of the Partnership;

(d) the redemption or other repurchase by the Partnership of any Interests;

(e) the payment by the Partnership of any distributions in respect of any Interests (i) in any form other than cash or (ii) in any manner other than to the Partners in accordance with their respective Percentage Interest;

(f) the sale, lease, exchange, mortgage, pledge or other Transfer of assets of the Partnership in an amount in excess of fifty percent (50%) of the book value of the Partnership’s assets at the time of the Transfer;

(g) the Partnership’s incurring of indebtedness (other than trade payables) or capital lease obligations in an aggregate amount in excess of $10,000,000 in any Fiscal Year;

(h) the Partnership’s making loans to or guaranties for the benefit of third parties in an aggregate amount in excess of $10,000,000 in any Fiscal Year

(i) the Partnership’s acquisition of the assets of, or ownership interests in, any Persons at an aggregate cost in excess of $10,000,000 in any Fiscal Year;

(j) the Partnership’s entering into joint ventures or similar business arrangements with any Persons at an aggregate cost in excess of $10,000,000 in any Fiscal Year;

(k) the Partnership’s entering into any contract or agreement with HMA or an Affiliate of HMA; provided, however, that the MCI Partner’s consent will not be unreasonably withheld upon demonstration by reasonable documentary evidence that the terms and conditions of such contract or agreement are fair market value and no less favorable to the Partnership than the terms and conditions which would have been contained in such contract or agreement had it been entered into with an unaffiliated Person;

(l) the Partnership’s entering into any business other than the provision of acute care hospital services and ancillary services incidental thereto; or

(m) cause the Partnership to (A) fail to be taxed as a partnership for federal income tax purposes, including causing the Partnership to file an election with the Internal Revenue Service on Form 8832, or any successor form thereto, electing pursuant to Section 301.7701-3 of the Regulations to have the Partnership treated as an association taxable as a corporation for federal income tax purposes; or (B) take a position inconsistent with such treatment, except as required by law.

Section 5.4 Duties and Obligations of the General Partner.

(a) The General Partner shall cause the Partnership to conduct its business and operations separate and apart from that of the General Partner, including, without limitation, (i) maintaining books and financial records of the Partnership separate from the books and financial records of the General Partner and observing all Partnership procedures and formalities, including, without limitation, maintaining minutes of Partnership meetings and acting on behalf of the Partnership only pursuant to due authorization of the Partners, (ii) causing the Partnership to pay its liabilities from assets of the Partnership, and (iii) causing the Partnership to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b) The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership and its qualification to do business under the laws of the State of Texas and of each other jurisdiction in which such existence or qualification is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged or to perform its obligations or exercise its rights under any agreement to which it is a party and (ii) for the accomplishment of the Partnership’s purposes, including the acquisition, management, development, maintenance, preservation, and operation of Partnership Property in accordance with the provisions of this Agreement and applicable laws and regulations.

Section 5.5 General Partner as Attorney-In-Fact.

(a) Each Partner hereby makes, constitutes, and appoints each General Partner, each successor General Partner, and the Liquidator, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (i) all certificates of limited partnership, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the General Partner or Liquidator may deem necessary to be filed by the Partnership under the laws of the State of Delaware or any other state or jurisdiction in which the Partnership is doing or intends to do business; (ii) any and all amendments, restatements or changes to this Agreement and the instruments described in Section 5.5(a)(i), as now or hereafter amended, which the General Partner may deem necessary to effect a change or modification of the Partnership approved by the Partners in accordance with the terms of this Agreement, including, without limitation, amendments or changes to reflect (1) the exercise by the General Partner of any power granted to it under this Agreement; (2) any amendments adopted by the Partners in accordance with the terms of this Agreement; (3) the admission of any substituted Partner; and (iv) the disposition by any Partner of its Interest; and (iii) all certificates of cancellation and other instruments which the General Partner or Liquidator may deem necessary to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Partnership or is deemed necessary by the General Partner or Liquidator to carry out fully the provisions of this Agreement in accordance with its terms. Each Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Partner might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof.

(b) Nature as Special Power. The power of attorney granted pursuant to this Section 5.5: (i) is a special power of attorney coupled with an interest and is irrevocable; (ii) may be exercised by any such attorney-in-fact by listing the Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Partners; and (iii) shall survive the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Partner and shall survive the delivery of an assignment by a Partner of the whole or a portion of its Interest (except that where the assignment is of such Partner’s entire Interest and the assignee, with the required consent of the Partners, is admitted as a substituted Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

Section 5.6 Rights and Powers of Limited Partners.

(a) Generally. The Limited Partners shall not have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way. Notwithstanding the foregoing, the Limited Partners shall have all of the rights and powers specifically set forth in this Agreement. A Limited Partner, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Limited Partner or any Affiliate thereof, may also be an employee or agent of the Partnership or a stockholder, director or officer of a General Partner. The existence of these relationships and acting in such capacities will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of any Limited Partner.

(b) Voting Rights. The Limited Partners shall have the right to vote on the matters specifically reserved for their vote or approval which are set forth in this Agreement and as required by the Act.

(c) Procedure for Consent. In any circumstances requiring the approval or consent of a Limited Partners as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of the Limited Partners and conveyed in writing to the General Partner not later than ten (10) days after such approval or consent was requested by the General Partner. If the General Partner receives the necessary approval or consent of the Limited Partners to such action, the General Partner shall be authorized and empowered to implement such action without further authorization by the Limited Partners.

(d) Consent of MCI Partner.

(i) With respect to any matter referred to in Section 5.3 hereof or with respect to any other circumstance requiring the consent or approval of the MCI Partner, either under this Agreement or the Act, the MCI Partner Designee shall have all requisite power and authority to act for and on behalf of the MCI Partner and to provide such consent or approval. The consent or approval provided by the MCI Partner Designee shall be deemed, for all purposes hereof and the Act, to constitute the consent or approval of the MCI Partner.

(ii) The MCI Partner hereby makes, constitutes, and appoints the MCI Partner Designee and any successor MCI Partner Designee, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish, record, approve, waive and consent to any and all actions, agreements, or other any other instrument which is now or may hereafter be required by law of this Agreement to be executed, delivered or filed on behalf of the Partnership to carry out fully the provisions of this Agreement in accordance with its terms. The MCI Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such MCI Partner might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof. The power of attorney granted pursuant to this Section 5.3(d): (i) is a special power of attorney coupled with an interest and is irrevocable; (ii) may be exercised by any such attorney-in-fact by listing the Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for the MCI Partner; and (iii) shall survive the subsequent bankruptcy, insolvency, dissolution, or cessation of existence of a MCI Partner and shall survive the delivery of an assignment by the MCI Partner of the whole or a portion of its Interest (except that where the assignment is of the MCI Partner’s entire Interest and the assignee, with the required consent of the MCI Partner, is admitted as a substituted MCI Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution).

Section 5.7 Independent Activities of Partners; Transactions with Affiliates.

(a) The General Partner shall be required to devote only such time to the affairs of the Partnership as the General Partner determines, in its sole discretion, may be necessary to manage and operate the Partnership, and each such Person, to the extent not otherwise directed by the General Partner, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

(b) To the extent permitted by applicable law and except as otherwise provided in Section 5.3, the General Partner, when acting on behalf of the Partnership, is hereby authorized to purchase property from, sell property to, or otherwise deal with any Partner, acting on its own behalf, or any Affiliate of any Partner.

(c) Except as contemplated by Article 12 hereof, each Limited Partner acknowledges that the other Partners and their Affiliates are free to engage or invest in an unlimited number of activities or businesses, any one or more of which may be related to the activities or businesses of the Partnership.

(d) Subject to Section 5.3, each Partner and any Affiliate thereof may also lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Partnership and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Partner, provided that if a Partner acts as surety, guarantor, or endorser for a Partnership obligation, such act shall be at no cost to the Partnership. The existence of these relationships and acting in such capacities will not result in the Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of the Limited Partner.

ARTICLE 6

INDEMNIFICATION; EXPENSES

Section 6.1 Indemnification of the Partners.

(a) Subject to Section 6.l(e), the Partnership, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Partnership Property) shall indemnify, save harmless, and pay all Expenses of the General Partner or any officers, directors, members, managers, employees or agents of the General Partner relating to any Expenses incurred by reason of any act performed or omitted to be performed by such General Partner, officer, director, member, manager, employee or agent in connection with the business of the Partnership.

(b) Subject to Section 6.l(e), in the event of any action by a Limited Partner against the General Partner or officer, director, member, manager, employee or agent of the General Partner, including a Partnership derivative suit, the Partnership, its receiver or its trustee (in the case of a receiver or trustee, to the extent of Partnership Property) shall indemnify, save harmless, and pay all Expenses of the General Partner, officer, director, member, manager, employee or agent, incurred in the defense of such action, provided that the General Partner, officer, director, member, manager, employee or agent obtains a non-appealable judgment in its favor in such action.

(c) Subject to Section 6.1(e), the Partnership, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Partnership Property) shall indemnify, save harmless, and pay all Expenses of a Limited Partner or any officers, directors, members, managers, employees or agents of the Limited Partner relating to any liability or obligation of the Partnership to any third-party in connection with the Business of the Partnership; provided, however, that nothing under this Section 6.1(c) shall relieve any Limited Partner of its obligations under this Agreement.

(d) Subject to Section 6.l(e), the Partnership its receiver or its trustee (in the case of a receiver or trustee, to the extent of Partnership Property) shall indemnify, save harmless, and pay all Expenses of any General Partner incurred in connection with such Partner having made, for the benefit of the Partnership, any deposit, acquired any option, or made any other similar payment or assumed any obligation in accordance with this Agreement and in connection with the acquisition of any property by the Partnership.

(e) Section 6.1, (a), (b),(c) and (d) shall be enforced only to the maximum extent permitted by law and a Partner shall not be indemnified for or from any liability for fraud, bad faith, willful misconduct, or gross negligence of itself or any of its Affiliates. In addition to the foregoing, neither a Limited Partner nor General Partner will be indemnified with respect to any liability or obligation that was caused by or related to such Limited Partner or General Partner breaching the terms and conditions of this Agreement or exceeding its authority as a Limited Partner or General Partner.

(f) All indemnities provided for in this Agreement shall survive the transfer of an Interest.

Section 6.2 Indemnification Procedures.

(a) In the event any claim is made by a third party against a Partner or Liquidator or any officer or successor or assign of any of them (each of them being referred to as an “Indemnitee”), with respect to an actual or potential liability for which any such Person is otherwise entitled to be indemnified under any provisions of this Article 6 and any such Person wishes to be indemnified with respect thereto, such Person shall promptly notify the Partnership, its receiver or trustee (the “Indemnitor”); provided that the failure of any such Person to notify any Indemnitor shall not relieve such Indemnitor from any liability which it otherwise may have to such Person hereunder.

(b) Each Indemnitee may by notice to the Indemnitor take control of all aspects of the investigation and defense of all claims asserted against it and may employ counsel of its choice and at the expense of the Indemnitor; provided that (A) the amount of any settlement such Indemnitee may enter into must be consented to by the Indemnitor and no Indemnitee may in connection with any such investigation, defense or settlement, without the consent of the Indemnitor, require the Indemnitor or any of its subsidiaries to take or refrain from taking any action (other than payment of such a settlement amount) or to make any public statement, which such Person reasonably considers to materially adversely affect its interest, and (B) such Indemnitee may not take control of any investigation, defense or settlement which could entail a risk of criminal liability to the Indemnitor or any of its subsidiaries. Upon the request of the Indemnitor, each Indemnitee shall use its best efforts to keep the Indemnitor reasonably apprised of the status of those aspects of such investigation and defense controlled by such Indemnitee and shall provide such information with respect thereto as the Indemnitor may reasonably request. The Indemnitor shall cooperate with the Indemnitee in all reasonable respects with respect thereto.

(c) Any Indemnitor may, by notice to the Indemnitees, take control of all aspects of the investigation and defense of all claims asserted against it, and may employ counsel of its choice and at its expense; provided that (A) no Indemnitor may without the consent of any Indemnitee agree to any settlement that requires such Indemnitee to make any payment that is not indemnified hereunder, or does not grant a general release to such Indemnitee, and in any event such Indemnitor may not in connection with any such investigation, defense or settlement, without the consent of any Indemnitee, take or refrain from taking any action which would reasonably be expected to materially impair the indemnification of such Indemnitee hereunder or would require such Indemnitee to take or refrain from taking any action or to make any public statement, which such Person reasonably considers to materially adversely affect its interests, (B) no Indemnitor may take control of any investigation, defense or settlement, without the consent of any Indemnitee, if the liabilities involved in such proceedings involve any material risk of the sale, forfeiture or loss of, or the creation of any Lien on, any property of such Indemnitee and (C) no Indemnitor may take control of any investigation, defense or settlement which could entail a risk of criminal liability to any Indemnitee. Upon the request of any Indemnitee, the Indemnitor shall use its best efforts to keep such Indemnitee reasonably apprised of the status of those aspects of such investigation and defense controlled by such Indemnitor and shall provide such information with respect thereto as such Indemnitee may reasonably request. The Indemnitees shall cooperate with the Indemnitor in all reasonable respects with respect thereto.

Section 6.3 Compensation and Expenses.

(a) Compensation and Reimbursement. Except as otherwise provided in this Agreement, no Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership or otherwise in its capacity as a Partner, nor shall any Partner be reimbursed for any expenses incurred by such Partner on behalf of the Partnership or otherwise in its capacity as a Partner.

(b) Expenses. The General Partner may charge the Partnership, and shall be reimbursed, for any reasonable direct expenses incurred in connection with the Partnership’s business and payable to Persons other than the General Partner or any Affiliate of the General Partner.

ARTICLE 7

ACCOUNTING, BOOKS AND RECORDS

Section 7.1 Accounting, Books and Records.

(a) Maintenance of Books and Records. The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true, complete and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of its business in accordance with this Agreement.

(b) Accounting Method. The Partnership shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books and records accordingly.

(c) Access to Books, Records, etc. The Partnership will afford to the officers and authorized representatives and agents of the MCI Partner reasonable access to and the right reasonably to inspect the Partnership and its premises, facilities and the books and records contemplated by Section 17-305(a) of the Act; provided, however, that: (i) such right of inspection will not extend to books and records and other information that pertain to Affiliates of HMA or the General Partner in which an MCI Partner has no equity interest; (ii) all agreements and covenants heretofore made by HMA or its Affiliates and MCI with respect to the protection of confidential information will continue in full force and effect with respect to confidential information of the Partnership, as if made by each MCI Partner; and (iii) the MCI Partner’s access to employees or other personnel of the Partnership will be limited to senior management personnel, and the MCI Partner will not contact any such personnel without first having coordinated such contact with the General Partner. The MCI Partner’s rights of access and inspection provided by this Section 7.l(c) will be made available at reasonable dates and times and in such a manner as not to interfere unreasonably with the operation of the Partnership. The rights granted to a Partner pursuant to this Section 7.1 (c) are expressly subject to compliance by such Partner with the confidentiality procedures and guidelines of the Partnership, as such procedures and guidelines may be established from time to time. The foregoing will not be deemed or construed in any way to limit or restrict any rights or entitlements which the MCI Partner may have under applicable law to inspect, review and/or have access to the Partnership’s premises, facilities, books, records and employees.

Section 7.2 Financial Information and Reports.

(a) Preparation and Delivery. The General Partner shall be responsible for the preparation of financial reports of the Partnership and the coordination of financial matters of the Partnership with the Partnership’s accountants. Within 30 days following the end of each calendar month, the Partnership will deliver to the Limited Partners true and complete copies of the unaudited balance sheets and related unaudited statements of revenues and expenses of the Partnership for the month then ended, which will be certified by the chief financial officer of the Partnership as having been prepared in accordance with GAAP and as fairly presenting in all material respects the financial position and results of operations of the Partnership as of the date and for the period indicated.

(b) Audit Rights of MCI Partner. The MCI Partner will have the right, at its own cost and expense and within a reasonable time after the close of each Fiscal Year of the Partnership, to have the annual financial statements of the Partnership for that Fiscal Year reviewed or audited by such firm of independent accountants as the MCI Partner may determine. The MCI Partner will also have the right, at its own cost and expense, to have so reviewed or audited all accounting records pertaining to any provision of management services to the Partnership performed by an Affiliate of HMA or the General Partner. The General Partner will cooperate in all reasonable respects with the MCI Partner and its accounting firm(s) in providing access to the Partnership’s books and records for the purposes contemplated by this Section 7.2(b); provided, however, that: (i) such cooperation and access will be provided at reasonable dates and times and in such a manner as not to interfere unreasonably with the operation of the Partnership; and (ii) all out-of-pocket expenses incurred by the Partnership or the General Partner or its Affiliates in providing such cooperation and access will be promptly reimbursed by the MCI Partners upon verification of the amount thereof.

Section 7.3 Tax Information.

(a) The General Partner is authorized to make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Section 623l(a)(l)(B)(ii) of the Code or take any other action necessary to cause the provisions of Section 6221 through Section 6231 of the Code to apply to the Partnership, (ii) to adjust the basis of Partnership Property pursuant to Section 754, Section 734(b) and Section 743(b) of the Code, or comparable provisions of state or local law, in connection with Transfers of Partnership Interests and Partnership distributions; (iii) with the unanimous consent of the Limited Partners, to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership’s federal, state, or local tax returns; and (iv) to the extent provided in Section 6221 through Section 6231 of the Code, to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership or the Partners in their capacities as Partners, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership and the Partners. The General Partner is specifically authorized to act as the “Tax Matters Partner” under the Code and in any similar capacity under state or local law.

(b) Upon the request of the MCI Partner or the Permitted Transferee thereof, the General Partner shall cause the Partnership to make the election under Section 754 of the Code.

(c) Necessary tax information shall be delivered to each Partner as soon as practicable after the end of each Fiscal Year of the Partnership but not later than four (4) months after the end of each Fiscal Year. The Tax Matters Partner shall file tax returns for the Partnership prepared in accordance with the Code and the Regulations.

Section 7.4 Proprietary Information. Notwithstanding anything to the contrary in this Article 7, the Limited Partners shall not have access to any information contemplated by Section 17-305(h) of the Act.

ARTICLE 8

AMENDMENTS; MEETINGS

Section 8.1 Amendments. Amendments to this Agreement may be proposed by any Partner. Following such proposal, the General Partner shall submit to the Partners a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form, and the General Partner shall include in any such submission a recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. Subject to Section 5.3, a proposed amendment shall be adopted and be effective as an amendment to this Agreement if it receives the affirmative vote of a majority of the Partners.

Section 8.2 Meetings of the Partners.

(a) Notice. Meetings of the Partners may be called by the General Partner and shall be called upon the written request of any Limited Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than ten (10) or more than sixty (60) days prior to the date of such meeting. Partners may vote in person, by proxy or by telephone at such meeting. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 8.3. Except as otherwise expressly provided in this Agreement, the vote of a majority of the Partners shall control.

(b) Record Date. For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the General Partner or the Partners requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than sixty (60) days or less than ten (10) days before any such meeting.

(c) Quorum. At all meetings of the Partners, except as otherwise provided by law, there shall be present, in person or represented by proxy, Partners with at least a majority of the Interests entitled to vote thereat, in order to constitute a quorum; but if there be no quorum, the Partners present or represented may, by majority vote, adjourn the meeting from time to time, but not for a period of over thirty (30) days at any one time, without notice other than by announcement at the meeting, until a quorum shall attend. At any such adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted at the meeting as originally called. When a quorum is once present, it is not broken by the subsequent withdrawal of any Partner.

(d) Proxies. Each Partner may authorize any Person or Persons to act for it by proxy on all matters in which the Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

(e) Presiding Partner or Person. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

Section 8.3 Written Consent. Subject to Section 5.3, notwithstanding anything to the contrary in this Agreement any action that is required to be taken by action of the Partners may be taken without a meeting, without prior notice and without a vote, if a consent or consents, in writing, setting forth the action so taken, shall be signed by a sufficient number of Partners having at least the minimum number of Interests necessary to authorize such action at a duly called meeting with all Partners present. The General Partner shall deliver a copy of any action so taken by less than unanimous written consent to all Partners promptly after the taking of such action. Notwithstanding the foregoing or anything else contained in this Agreement, any consent of the MCI Partner or MCI Partner Designee may be given orally.

ARTICLE 9

TRANSFERS

Section 9.1 Restriction on Transfers. No MCI Partner will Transfer any Interest now or hereafter owned by it except for the following Transfers to the following Persons (each, a “Permitted Transferee”), and only after compliance with the provisions of Section 9.2:

(a) any Transfer to any other Person with the prior written consent of the General Partner; or

(b) any Transfer to any Person which is, both immediately before and immediately after such Transfer, an Affiliate directly or indirectly wholly-owned by MCI; or

(c) any Transfer to any Person in full compliance with the provisions of Article 3 of the Put and First Refusal Agreement.

The parties agree that they will not cause or permit the Transfer on the books of the Partnership of any Interests now or hereafter owned by any MCI Partner unless the Transfer is made as permitted by this Section 9.1 and after compliance with Section 9.2. Any Permitted Transferee who satisfies the conditions of Section 9.2 shall be deemed admitted as a Limited Partner for all purposes of this Agreement and the Act. If a Permitted Transferee does not satisfy the conditions of Section 9.2 such Transfer shall be deemed null and void and of no force an effect with respect to all rights associated with such Interest.

Section 9.2 Agreement of Certain Transferees. Notwithstanding any other provision of this Agreement to the contrary, no Transfer of any Interest of an MCI Partner to a Permitted Transferee or a transfer by a HMA Partner will be effective unless each such Permitted Transferee or transferee of a HMA Partner, as a precondition to the Transfer, satisfies the following conditions:

(a) The Permitted Transferee or transferee of a HMA Partner becomes a party to this Agreement by dating and executing a copy of this Agreement and delivering it to the General Partner. In such event, such Permitted Transferee or transferee of a HMA Partner will be bound, as of the date of such execution and delivery, by all of the terms and conditions hereof as they apply to the Partner who transferred such Interest.

(b) The Permitted Transferee or transferee of a HMA Partner provides the Partnership with its taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interest Transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

Section 9.3 Rights of Unadmitted Assignees; Admission of Substitute Partners.

(a) In General. A Person who acquires an Interest but who is not admitted as a substituted Partner pursuant to Section 9.3(b) or (c), as appropriate, shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Act or this Agreement.

(b) General Partner. A transferee who acquires an Interest from a General Partner hereunder by means of a Transfer but who is not admitted as a General Partner, shall have no authority to act for or bind the Partnership, to inspect the Partnership’s books, or otherwise to be treated as a General Partner. Following such a Transfer, the transferor shall not cease to be a general partner of the Partnership and shall continue to be a General Partner until: (i) such transferee is admitted as a General Partner by the vote of the Limited Partners under Section 10.3; and (ii) such transferee becomes a party to this Agreement by dating and executing a copy of this Agreement in accordance with Section 9.2.

(c) Limited Partners. If a Limited Partner, other than one subject to the restrictions of Section 9.1, Transfers an Interest to a transferee, the Limited partner transferring such Interest shall not cease to be a Limited Partner of the Partnership and shall continue to be a Limited Partner until such time as the transferee is admitted as a Limited Partner. Such a transferee shall be deemed admitted as a Limited Partner upon: (i) the written consent of the General Partner and (2) the compliance with such transferee of the requirements of Section 9.2.

(d) Timing of Admission of New Partners. If the transferee of an Interest from a Partner is admitted as a Partner under this Agreement, such transferee shall be deemed admitted to the Partnership as a substituted Partner immediately prior to the Transfer, and such transferee shall continue the business of the Partnership without dissolution.

Section 9.4 Representations; Legend. Each Partner hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Interests:

“Transfer of the Interests represented is restricted by the terms of a certain Agreement of Limited Partnership, dated May 1, 2002 among the Lone Star HMA, L.P. and its Partners, a copy of which is on file at the office of the Partnership.”

Section 9.5 Distributions and Allocations in Respect of Transferred Interests. If any Interest is Transferred during any Fiscal Year in compliance with the provisions of this Article 9, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Partnership is given notice of a Transfer at least twenty (20) days prior to the Transfer, the Partnership shall recognize such Transfer as of the date of such Transfer, and provided further that if the Partnership does not receive a notice stating the date such Interest was Transferred and such other information as the General Partner may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, was the owner of the Interest on the last day of such Fiscal Year. Neither the Partnership nor any General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.5, whether or not any General Partner or the Partnership has knowledge of any Transfer of ownership of any Interest.

ARTICLE 10

REMOVAL AND ELECTION OF GENERAL PARTNER

Section 10.1 Covenant Not to Withdraw, Transfer, or Dissolve. Except as otherwise permitted by this Agreement, the General Partner hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) withdraw or attempt to withdraw from the Partnership, (c) exercise any power under the Act to dissolve the Partnership, (d) Transfer all or any portion of its Interest as a General Partner, or (f) petition for judicial dissolution of the Partnership. Further, the General Partner hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Article 11.

Section 10.2 Termination of Status as General Partner.

(a) The General Partner shall cease to be a General Partner upon the first to occur of (i) the bankruptcy of the General Partner; (ii) the Transfer of the General Partner’s entire Interest as a General Partner, provided that the transferee is admitted as a substituted General Partner pursuant to Section 9.3(a); (iii) the involuntary Transfer by operation of law of such General Partner’s entire Interest in the Partnership, provided that the transferee is admitted as a substituted General Partner pursuant to Section 9.3(a) (iv) the vote of a majority of the Limited Partners to approve a request by such General Partner to retire, or (v) the vote of a majority of the Limited Partners to remove such General Partner after such General Partner has committed any act or suffered any other condition that would justify a decree of dissolution of the Partnership under the laws of the State of Delaware. In the event a Person ceases to be a General Partner without having Transferred its entire Interest as a General Partner, such Person shall be treated as an unadmitted transferee of an Interest as a result of a Transfer. If a Person ceases to be a General Partner for any reason under this Agreement, such Person shall continue to be liable as a General Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner. Any debts, obligations, or liabilities in damages to the Partnership of any Person who ceases to be a General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

(b) If at the time a Person ceases to be a General Partner such Person is also a Limited Partner with respect to an Interest other than its Interest as a General Partner, such cessation shall not affect such Person’s rights and obligations with respect to such Interest.

Section 10.3 Election of New General Partners. Provided the Partnership has one General Partner, any Partner may nominate one or more Persons for election as additional General Partners. The election of an additional General Partner shall require an affirmative vote of a majority in interest of the Limited Partners. If there is only one General Partner and the status of such General Partner terminates for any reason under Section 10.2, the HMA Partners and the MCI Partner agree to vote their Interests to elect the successor General Partner nominated by the HMA Partners, so as to avoid the occurrence of a Liquidating Event; provided, however, that if the HMA Partners fail to nominate and to vote their Interests in favor of the successor General Partner within twenty days after any termination contemplated by Section 10.2 and such failure is not remedied within twenty (20) days after the HMA Partners receive written notice from the MCI Partner of such failure, then the MCI Partner shall have the right to appoint such successor General Partner upon the expiration of such 20-day period.

ARTICLE 11

DISSOLUTION AND WINDING UP

Section 11.1 Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (each a “Liquidating Event”):

(a) The sale of all or substantially all of the Partnership Property;

(b) The unanimous vote of the Partners to dissolve, wind up, and liquidate the Partnership;

(c) The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

(d) The withdrawal or removal of the General Partner, the assignment by the General Partner of its entire Interest, or any other event that causes the General Partner to cease to be a general partner under the Act, provided that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 11.1.

The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 11.l(d) (so long as no other Liquidating Event has occurred), the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) within ninety (90) days after such event all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, or if upon the occurrence of an event specified in Section 11.1(d), the Partners fail to appoint a substitute General Partner effective as of such event and to agree to continue the business of the Partnership as provided in this Section 11.1, then within an additional ninety (90) days after such determination or the last day of such ninety (90) day period, as the case may be (the “Reconstitution Period”), a two-thirds majority of the Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by such two-thirds majority. Upon any such election by a two-thirds majority of the Partners, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within the Reconstitution Period, the Partnership shall wind up its affairs in accordance with Section 11.2. If such an election is made within the Reconstitution Period, then:

(i) The reconstituted limited partnership shall continue until the occurrence of a Liquidating Event as provided in this Section 11.1;

(ii) If the successor general partner is not a former General Partner, then the Interest of any former General Partner shall be treated thenceforth as the Interest of a Limited Partner; and

(iii) All necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 5.5 and shall cause such certificate of limited partnership for the reconstituted partnership to be filed in the office of the Secretary of State of Delaware in accordance with the Act;

provided that the right of a two-thirds majority of the Partners to select a successor general partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner and neither the Partnership nor the reconstituted partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

Section 11.2 Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. To the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding on the Partners until such time as the Partnership Property has been distributed pursuant to this Section 11.2 and the Certificate has been canceled in accordance with the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership’s liabilities and property, shall cause the Partnership Property to be liquidated as promptly as is consistent with obtaining the fair value thereof unless the Partners unanimously consent to distributions of all or any part of the Partnership Property in kind, and shall cause the Partnership Property or the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a) First, to creditors other than the General Partner in satisfaction of all of the Partnership’s debts and liabilities other than liabilities for which reasonable provision for payment has been made and liabilities for distributors under Section 17-606 of the Act;

(b) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner to the extent adequate provision therefore has not been made; and

(c) The balance, if any, to the Partners in accordance with their positive Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 11. The General Partner understands and agrees that by accepting the provisions of this Section 11.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, the General Partner expressly waives any right which it, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

Section 11.3 Limitations on Distributions. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 11 may be:

(a) Distributed to a trust established for the benefit of the Partners solely for the purposes of liquidating Partnership Property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 11.2; or

(b) Withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

The portion of the distributions that would otherwise have been made to each of the Partners that is instead distributed to a trust pursuant to Section 11.3(a) or withheld to provide a reserve pursuant to Section 11.3(b) shall be determined in the same manner as the expense or deduction would have been allocated if the Partnership had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 11.2.

Section 11.4 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Section 1.704- l(b)(2)(ii)(g) of the Regulations, (x) distributions shall be made pursuant to this Article 11 to the Partners who have positive Capital Accounts in compliance with Section 1.704-l(b)(2)(ii)(b)(2) of the Regulations, and (y) if any General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations. If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 11 may be:

(a) Distributed to a trust established for the benefit of the Partners solely for the purposes of liquidating Partnership Property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 11.2; or

(b) Withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

The portion of the distributions that would otherwise have been made to each of the Partners that is instead distributed to a trust pursuant to Section 11.3(a) or withheld to provide a reserve pursuant to Section 11.3(b) shall be determined in the same manner as the expense or deduction would have been allocated if the Partnership had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 11.2.

Section 11.5 Deemed Contribution and Distribution. In the event the Partnership is liquidated within the meaning of Section 1.704-1 (b)(2)(ii)(g) of the Regulations but no Liquidating Event has occurred, the Partnership Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have contributed all Partnership Property and liabilities to a new limited partnership in exchange for an interest in such new limited partnership and, immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

Section 11.6 Rights of Partners. Each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and no Partner shall have priority over any other Partner as to the return of its Capital Contributions or distributions.

Section 11.7 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 11.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 11.8 Character of Liquidating Distributions. All payments made in liquidation of the Interest of a retiring Partner pursuant to Article 11 shall be made in exchange for the interest of such Partner in Partnership Property pursuant to Section 736(b)(1) of the Code, including the interest of such Partner in Partnership goodwill.

Section 11.9 The Liquidator.

(a) Definition. The “Liquidator” shall mean the General Partner; provided that either (i) if a Bankruptcy has occurred with respect to the General Partner, or (ii) if there is no remaining General Partner, then a “Liquidator” shall be appointed by the Limited Partners, which Person may be the General Partner.

(b) Fees. In the event that the Liquidator is other than a General Partner, the Partnership is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article 11 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c) Indemnification. In the event that the Liquidator is a Person other than a General Partner, the Partnership, or in the event that the Partnership has terminated, the General Partner, shall indemnify, save harmless, and pay all judgments and claims against, such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, officer, director, agents or employees in connection with the liquidation of the Partnership, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the gross negligence, fraud, or willful misconduct of the Liquidator or any partners, officers, directors, agents or employees of the Liquidator.

ARTICLE 12

RESTRICTIVE COVENANT

Section 12.1 Restrictive Covenant. The parties hereby acknowledge that the HMAPartners and their Affiliates are subject to and bound by the terms of a certain restrictive covenant contained in Section 10.3 of a certain Partnership Interest Purchase Agreement, dated February 25, 2002, by and among, Health Management Associates, Inc., Manor Care, Inc. and the Partners..

ARTICLE 13

PRE-EMPTIVE RIGHTS

Section 13.1 Generally. The Partnership will not authorize, issue, offer or sell, or cause to be authorized, issued, offered or sold, any Interests unless the Partnership has first offered such Interests to the MCI Partner in accordance with the procedure provided by Section 13.l(a).

(a) Prior to the authorization, issuance, offer or sale of any Interests (each, an “Offering”), the Partnership will offer to the MCI Partner such additional amount of Interests as will enable the MCI Partner to maintain the same Percentage Interest immediately after consummation of the Offering as the MCI Partner had immediately prior to consummation of the Offering (the “MCI Pro Rata Share”). For a 60-day period after the Partnership gives written notice to the MCI Partner of the terms and conditions of any Offering, the MCI Partner will be entitled to subscribe for the MCI Pro Rata Share of the Interests being offered, on the same terms and conditions (including price and payment terms) as pertain to the Offering. If the MCI Partner fails to subscribe for the MCI Pro Rata Share of the offered Interests within such 60-day period, or if the MCI Partner subscribes therefor but fails to consummate the purchase of the MCI Pro Rata Share in accordance with the terms and conditions that pertain to the Offering, then the MCI Partner will have no further rights whatsoever with respect to the Interests subject to the Offering.

(b) The amount paid by the MCI Partner to purchase the MCI Pro Rata Share of the offered Interests will be a Capital Contribution of the MCI Partner, and after payment thereof, the parties’ respective Percentage Interests will be recalculated to reflect the same.

ARTICLE 14

PARENT GUARANTY

Section 14.1 Guaranty of Parent Entities. HMA hereby ensures and guarantees to the MCI Partner the full and timely performance by the HMA Partners of all of their duties, responsibilities and obligations under and pursuant to this Agreement. MCI hereby ensures and guarantees to the HMA Partners the full and timely performance by the MCI Partner of all of its duties, responsibilities and obligations under and pursuant to this Agreement. Nothing contained in this Section 14.1 will be construed as giving rise to any rights to or in any third-party against HMA or MCI, including, but not limited to any creditors of the Partnership.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally, to the Person or to an officer of the Person to whom the same is directed or (ii) when the same is actually received, if sent by registered or certified mail or by overnight courier, postage and charges prepaid or by facsimile, if such facsimile is followed by a hard copy of the facsimilied communication sent by registered or certified mail or by overnight courier, charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

(a) If to the Partnership, to the Partnership at the address set forth in Section 1.4;

(b) If to a General Partner, to the address set forth in Section 2.1; and

(c) If to a Limited Partner, to the address set forth in Section 2.2.

Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

Section 15.2 Effect. This Agreement, together with the Put and First Refusal Agreement, supersedes all prior agreements and constitutes the entire agreement of whatsoever kind or nature existing among the parties representing the within subject matter, and no party will be entitled to benefits other than those specified herein and therein. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained herein and therein and no others. All prior representations or agreements, whether written or oral, are superseded unless and until made in writing and signed by the party sought to be charged therewith. This Agreement may be amended, and the terms hereof may be modified, only by a writing executed by MCI and HMA, and any matter referred to herein as mutually agreed to or designated by the parties must be evidenced by such a writing. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees, and assigns.

Section 15.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

Section 15.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision.

Section 15.5 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 15.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Partner to lose the benefit of its economic bargain.

Section 15.6 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

Section 15.7 Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

Section 15.8 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 15.9 Governing Law; Venue.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws. The parties agree that, except as otherwise provided by Section 13.9(b), the sole and exclusive forum for any claim, demand, action, suit or proceeding related to this Agreement, the interpretation or construction hereof and the transactions contemplated hereby will be the Court of Chancery of and for the County of New Castle, State of Delaware. Each party unconditionally and irrevocably agrees not to bring any claim, demand, action, suit or proceeding in any other forum and not to plead or otherwise attempt to defeat the trial of such a matter in such court, whether by asserting that such court is an inconvenient forum, lacks jurisdiction (personal or other) or otherwise. EACH PARTY RECOGNIZES THAT IT IS NOT ENTITLED TO TRIAL BY JURY IN THE COURT OF CHANCERY.

(b) No party will resort to litigation against another party regarding a dispute arising out of this Agreement without first attempting to resolve the dispute by non-binding mediation. Any party may initiate a mediation proceeding by written request to all of the other parties. For a reasonable time thereafter, the parties will be obligated to engage in good faith in mediation, which will be conducted in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. The expenses of such mediation will be borne by the non-prevailing party of such mediation or as otherwise determined in such mediation proceeding.

Section 15.10 Waiver of Action for Partition; No Bill For Partnership Accounting. Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership Property. To the fullest extent permitted by law, each Partner covenants that it will not (except with the consent of the General Partner) file a bill for Partnership accounting.

Section 15.11 Enforcement Expenses. In the event any party elects to incur legal expenses in connection with any legal or equitable proceeding to enforce, defend or interpret any provision of this Agreement, as between it and any other party, the prevailing party will be entitled to recover from the other party such legal expenses, including reasonable attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

Section 15.12 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

Section 15.13 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.

Section 15.14 Specific Performance. Each Partner agrees with the other Partners that the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

Section 15.15 Waiver of Jury Trial. Each of the Partners irrevocably waives to the extent permitted by law all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership as of the day first above set forth.

GENERAL PARTNER:

MESQUITE HMA GENERAL, LLC

By:	/s/ Timothy R. Parry
Timothy R. Parry, Senior Vice President and Secretary

LIMITED PARTNERS:

MESQUITE HMA LIMITED, LLC

By:	/s/ Timothy R. Parry
Timothy R. Parry, Senior Vice President and Secretary

MANORCARE OF HINSDALE, INC.

By:	/s/ Steven Cavanaugh
Steven Cavanaugh, Vice President and Director of Corporate Development

GUARANTORS:

MANOR CARE, INC.

By:	/s/ Steven Cavanaugh
Steven Cavanaugh, Vice President and Director of Corporate Development

[signature page to Agreement of Limited Partnership continues]

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Timothy R. Parry
Timothy R. Parry, Senior Vice President and Secretary

THIS IS A CONTINUATION OF THE SIGNATURE PAGE TO THE AGREEMENT OF LIMITED PARTNERSHIP OF LONE STAR HMA, L.P. AND IS EXECUTED BY THE PARTY NAMED ABOVE